EXHIBIT 99.1 -  Unsolicited offer from Wincroft Inc.

Wincroft
Elthorne Gate, 64 High Street, Pinner, Middlesex, HA5 5QA UK
Tel: +44 (0) 181 429 7319 Fax: +44 (0) 181 429 7339
http://www.wincroft.com

PRIVATE AND CONFIDENTIAL

November 24, 1998


Tom Kirchner
Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick  WA  99336

RE:  LETTER OF INTENT

Dear Mr. Kirchner:

Further to the introduction by Daniel Wettreich of Forme Capital, Inc., please regard this letter as the intention of Wincroft, subject to contract and due diligence, to acquire the whole of the issued shared capital of Electronic Systems Technology, Inc. ("ELST"). Subsequent to acquisition, Wincroft will make application for NASDAQ listing and pursue a $10,000,000 fund raising to provide additional working capital and to assist in future acquisitions. Our proposal is as follows:

1) The consideration for the acquisition will value ELST at $1.00 per share for a total value of $4,953,667 and will be payable by the issuance of 1,415,333 Wincroft shares valued at its present price on the OTC Bulletin Board of $3.50 per share.
2) Separately upon conclusion of the acquisition, if desired, an investor group will purchase up to $200,000 of the Wincroft shares owned by Mr. Kirchner personally at $3.50 per share.
3) The Board of Directors of Wincroft will be strengthened with the addition of Mr. Kirchner as a Director.
4) In addition to Mr. Kirchner's present employment contract with ELST a further contract of employment will be entered into with Mr. Kirchner and Wincroft to run concurrently with the term of his contract with ELST, and will compensate him for his services as a Director of Wincroft in the amount of $25,000 per annum.
5) The present management of ELST will continue to manage the business of ELST reporting to Mr. Kirchner.
6) Documentation to effect this transaction will be prepared by us for your review. Closing of this transaction can occur very quickly with a NASDAQ listing to be effected in the first quarter of 1999.

Please find enclosed the 10K and latest 10Qof Wincroft which will give you full details on our company. I would like to direct you to our website at www.wincroft.com for further details on our revolutionary video conferencing product VideoTalk.

If you and your board view our proposal positively then I would like to come and see you in your offices shortly after Thanksgiving so we can progress matters further.

Yours Sincerely,


/s/ JASON CONWAY


Jason Conway
Chairman and CEO

Dictated by Mr. Conway
And signed in his absence by
Duncan James, Director